Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture (the “Supplemental Indenture”) is dated as of October 24, 2012 among IMS Health Incorporated, a Delaware corporation (the “Issuer”), the Guarantors listed on the signature pages hereto and U.S. Bank National Association, as Trustee (the “Trustee”). Capitalized terms not defined herein shall have the meanings assigned to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee have previously become parties to an Indenture, dated as of February 26, 2010 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 12 1⁄2% Senior Notes due 2018;

WHEREAS, the Issuer proposes to amend the Indenture and Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Issuer has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offering Circular and Consent Solicitation Statement, dated October 10, 2012 (as amended, supplemented or modified from time to time, the “Offering Circular”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, each Holder who has validly tendered, or will validly tender, Notes for exchange in the Senior Notes Exchange Offer contemplated by the Offering Circular has agreed, or will agree upon such valid tender, to waive its right to receive payment of all interest that has accrued from September 1, 2012 on such validly tendered Notes;

WHEREAS, the Issuer has done all things necessary to make this Supplemental Indenture a valid agreement of the Issuer in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the parties hereto agree as follows:

Section 1. Amendments to the Indenture. Following the execution and delivery by the Issuer, the Guarantors and the Trustee of this Supplemental Indenture, the Amendments shall become operative upon the initial acceptance for exchange by the Issuer of Notes validly tendered in the Senior Notes Exchange Offer contemplated by the Offering Circular and the Issuer’s payment of the Participation Payment (as defined in the Offering Circular) on the Early Settlement Date (as defined in the Offering Circular) to the exchange agent for distribution in respect of such tendered Notes in accordance with the terms of the Senior Notes Exchange Offer (the “Operative Time”). Effective as of the Operative Time, the Supplemental Indenture hereby amends the Indenture and the Notes as follows:

(a)	The following definitions are hereby added to Section 1.01 of the Indenture:

“2012 Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the 2012 Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, if any, charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock and charges related to the crediting of additional restricted stock units.

“2012 Transactions” means the transactions related or incidental to, consisting of or in connection with (i) the issuance of the Senior Exchange Notes in the Senior Notes Exchange Offer, (ii) the borrowings under, and amendments to, the Credit Facilities and the issuance of the 2020 Notes, in each case, on the Initial Exchange Date, (iii) the retirement of the Notes tendered in the Senior Notes Exchange Offer, (iv) the amendments to this Indenture on the Initial Exchange Date, (v) a one-time cash dividend in an amount up to $1,250.0 million made on or about the Initial Exchange Date by the Issuer to Holdings (and by Holdings to its direct or indirect parents) and (vi) the payment of all fees and expenses associated with the foregoing, in each case, substantially as described in the Offering Circular.

“2020 Notes” means the $500.0 million in aggregate principal amount of the Issuer’s Senior Unsecured Notes due 2020.

“2020 Notes Indenture” means the Indenture for the 2020 Notes, dated on or about the Initial Exchange Date among the Issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or modified from time to time.

“Initial Exchange Date” means the “Early Settlement Date” as defined in the Offering Circular.

“Offering Circular” means the Offering Circular and Consent Solicitation Statement of the Issuer dated as of October 10, 2012, as amended, supplemented or modified from time to time.

“Senior Exchange Notes” means the up to $1,000.0 million in aggregate principal amount of the Issuer’s 12 1⁄2% Senior Unsecured Exchange Notes due 2018 issued in exchange for the Notes pursuant to the Senior Notes Exchange Offer.

“Senior Exchange Notes Indenture” means the Indenture for the Senior Exchange Notes, dated on or about the Initial Exchange Date, among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, as amended, supplemented or modified from time to time.

“Senior Notes Exchange Offer” means the offer to issue the Senior Exchange Notes in exchange for the Notes as described in the Offering Circular.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a pro forma basis including any property or assets being acquired in connection therewith).”

“Total Net Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio of (1) the sum of (without duplication) (x) any Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments less (y) the aggregate amount of unrestricted Cash Equivalents, in each case as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) EBITDA of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Secured Net Leverage Ratio.

(b)	Clause (d) of the definition of “Asset Sale” is hereby amended by replacing “$10,000,000” with “the greater of $75,000,000 and 1.0% of Total Assets”.

(c)	The definition of “Calculation Date” is hereby deleted in its entirety and replaced with the following:

““Calculation Date” means the date on which the event for which the calculation of the Consolidated Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall occur.”

(d)	Clause (1) of the definition of “Consolidated Net Income” is hereby deleted in its entirety and replaced with the following:

“any net after tax effect of extraordinary, nonrecurring or unusual gains or losses, costs, charges or expenses, Transaction Expenses and 2012 Transaction Expenses shall be excluded,”.

(e)	The definition of “Consolidated Secured Leverage Ratio” is hereby deleted in its entirety and replaced with the following:

““Consolidated Secured Net Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio of (1) the sum of (without duplication) (w) the aggregate outstanding amount of Secured Indebtedness of such Person and its Restricted Subsidiaries (other than any Indebtedness of a Restricted Subsidiary which is not a Guarantor which is not secured by any assets of the Issuer or a Guarantor), plus (x) the aggregate liquidation preference of all outstanding Disqualified Stock and Preferred Stock (except Disqualified Stock and Preferred Stock issued to the Issuer or a Restricted Subsidiary) of such Person and its Restricted Subsidiaries secured by a Lien, plus (y) the aggregate outstanding amount of all Receivables Facilities established by or for such Person and its Restricted Subsidiaries (and without regard to whether such facilities would be reflected on the consolidated balance sheet of such Person and its Restricted Subsidiaries) less (z) the aggregate amount of unrestricted Cash Equivalents, in each case as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date to (2) the EBITDA of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock during the period (the “Stub Period”) subsequent to the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable period; provided that Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes during the Stub Period shall be only be treated as having been incurred or repaid during such period if the average daily balances of such Indebtedness during the Stub Period exceeds or is less than the amount of such Indebtedness outstanding as of the last day of the applicable period.

For purposes of making the computation referred to above, Specified Transactions that have been made by the Issuer or any Restricted Subsidiary during the four-quarter period ending on the last day of the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (a) shall be calculated in good faith by the Chief Financial Officer of the Issuer on a pro forma basis assuming that all such Specified Transactions had occurred on the first day of the reference period and (b) in connection with any such Specified Transaction (other than, for avoidance of doubt, the Transactions), there shall be given pro forma effect to (A) expected cost savings resulting therefrom permitted to be reflected in pro forma financial information with respect to any such Specified Transaction under Rule 11.02 of Regulation S-X under the Securities Act and (B) additional cost savings that result or are expected to result from actions taken, committed to be taken or planned to be taken pursuant to a factually supported plan in connection with any such Specified Transaction prior to the Calculation Date; provided, that such cost savings referred to in this clause (B) (x) are factually supportable and determined in good faith by the Issuer, as certified in an Officer’s Certificate executed by the Chief Financial Officer of the Issuer to the Trustee and, prior to the Disposition Date, the GSMP Group, and (y) do not exceed the actual cost savings expected in good faith to be realized by the Issuer and its Restricted Subsidiaries over such 12 month period commencing with the Calculation Date (as opposed, for the avoidance of doubt, to the annualized impact of such cost savings). If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the reference period.

Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.”

(f)	All references in the Indenture to “Consolidated Secured Leverage Ratio” are hereby replaced with “Consolidated Secured Net Leverage Ratio”.

(g)	The definition of “Credit Agreement” is hereby deleted in its entirety and replaced with the following:

““Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated on or about the Initial Exchange Date, among IMS Health Incorporated, Holdings, the Restricted Subsidiaries party thereto, Bank of America, N.A., as Administrative Agent, and each other agent and lender from time to time party thereto, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof.”

(h)	The definition of “Designated Preferred Stock” is hereby deleted in its entirety and replaced with the following:

““Designated Preferred Stock” means Preferred Stock of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate delivered to the Trustee on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.”

(i)	The definition of “fair market value” is hereby deleted in its entirety and replaced with the following:

““fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.”

(j)	The definition of “Incremental Facilities” is hereby deleted in its entirety.

(k)	Clause (1) of the definition of “Permitted Investments” is hereby deleted in its entirety and replaced with the following:

“any Investment in the Issuer or any of its Restricted Subsidiaries;”.

(l)	Clause (3) of the definition of “Permitted Investments” is hereby deleted in its entirety and replaced with the following:

“any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;”.

(m)	Clause (11) of the definition of “Permitted Investments” is hereby amended by replacing “$150,000,000” with “the greater of $225,000,000 and 3.00% of Total Assets”.

(n)	Clause (12) of the definition of “Permitted Investments” is hereby amended by replacing “$10,000,000” with “$25,000,000”.

(o)	Clause (15) of the definition of “Permitted Investments” is hereby amended by replacing “; and” with “;”.

(p)	Clause (16) of the definition of “Permitted Investments” is hereby amended by replacing “.” with “;”.

(q)	The definition of “Permitted Investments” is hereby amended by adding the following new clauses after clause (16):

(17) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed the greater of (a) $200,000,000 and (b) 2.5% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment); and

(18) Investments in Unrestricted Subsidiaries, taken together with all other Permitted Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed the greater of (a) $150,000,000 and (b) 2.0% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment).

(r)	Clause (8) of the definition of “Permitted Liens” is hereby deleted in its entirety and replaced with the following:

“Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that (i) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; (ii) such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries, and (iii) immediately after giving effect to such Person becoming a Restricted Subsidiary the Consolidated Secured Net Leverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available is either (x) not greater than 3.50 to 1.00 or (y) lower than such Consolidated Secured Net Leverage Ratio immediately prior to such transaction (the “Secured Net Leverage Ratio Test”);”

(s)	Clause (9) of the definition of “Permitted Liens” is hereby amended by replacing “Secured Leverage Ratio Test” with “Secured Net Leverage Ratio Test”.

(t)	Clause (18) of the definition of “Permitted Liens” is hereby amended by replacing “$50,000,000” with “the greater of $125,000,000 and 1.75% of Total Assets”.

(u)	The definition of “Registration Rights Agreement” is hereby deleted in its entirety and replaced with the following:

““Registration Rights Agreement” means the Amended and Restated Exchange and Registration Rights Agreement, dated as of the Initial Exchange Date,

by and among the Issuer and the other parties named on the signature pages thereof, and with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreements may be amended, modified or supplemented from time to time relating to rights given by the Issuer to the purchasers of Notes or Additional Notes, as applicable, to register such Notes or Additional Notes, as applicable, under the Securities Act.”

(v)	Section 4.07(a)(3) of the Indenture is hereby amended by replacing “clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13) and (14)” with “clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14) and (15)”.

(w)	The first paragraph of Section 4.07(b)(4) of the Indenture is hereby deleted in its entirety and replaced with the following:

“a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) shall not exceed in any calendar year $50,000,000 (which shall increase to $75,000,000 subsequent to the consummation of a Qualified Public Offering) (with unused amounts for any year being carried over to the succeeding two years); provided further that such amount in any calendar year may be increased by an amount not to exceed:”

(x)	Section 4.07(b)(10) of the Indenture is hereby amended by replacing “not to exceed $100,000,000” with “not to exceed the greater of $150,000,000 and 2.0% of Total Assets”.

(y)	Section 4.07(b)(11) of the Indenture is hereby deleted in its entirety and replaced with the following:

“any Restricted Payment used to fund (or otherwise made in connection with) the Transactions or the 2012 Transactions, in each case, to the extent permitted by Section 4.11 hereof;”

(z)	Section 4.07(b)(14)(e) of the Indenture is hereby amended by replacing “.” with “; and”.

(aa)	Section 4.07(b) of the Indenture is hereby amended by adding the following new clause (15):

“(15) Restricted Payments, provided that, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such Restricted Payment would be no greater than 4.00 to 1.00;”

(bb)	The proviso at the end of Section 4.07(b) of the Indenture is hereby amended by replacing “clauses (10) and (12)” with “clauses (10), (12) and (15)”.

(cc)	Section 4.08(b)(2) of the Indenture is hereby deleted in its entirety and replaced with the following:

“contractual restrictions contained in (A) the Indenture, the Notes and Guarantees, (B) the Senior Exchange Notes Indenture, the Senior Exchange Notes and guarantees thereof and (C) the 2020 Notes Indenture, the 2020 Notes and guarantees thereof;”

(dd)	Section 4.09(a) of the Indenture is hereby amended by (1) replacing “$125,000,000” with “the greater of $175,000,000 and 2.25% of Total Assets” and (2) deleting each reference to “or Attributable Debt” therein.

(ee)	Section 4.09(b)(1) of the Indenture is hereby deleted in its entirety and replaced with the following:

“the incurrence of Indebtedness under Credit Facilities by the Issuer and, subject to the proviso in this clause (1) below, any Restricted Subsidiary of the Issuer, and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount that, together with the aggregate amount of Receivables Facilities incurred pursuant to clause 4.09(b)(12) below, does not exceed at any one time outstanding the sum of $3,525,000,000 plus, in the event of any extension, replacement, refinancing, renewal or defeasance of any such Credit Facility an amount equal to the amount of any penalty or premium required to be paid under the terms of the instrument or documents governing such Credit Facility and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Credit Facility;”

(ff)	Section 4.09(b)(2) of the Indenture is hereby deleted in its entirety and replaced with the following:

“the incurrence by (a) the Issuer of Indebtedness represented by the Notes in an aggregate principal amount not exceeding the Senior Unsecured Note Cap and any exchange notes to be issued in exchange for the Notes, (b) the Issuer of Indebtedness represented by the Senior Exchange Notes and any exchange notes to be issued in exchange for the Senior Exchange Notes, (c) the Issuer of Indebtedness represented by the 2020 Notes, and (d) any Subsidiary Guarantor of any guarantee of any Indebtedness referred to in the foregoing clauses (2)(a), (b) or (c);

(gg)	Section 4.09(b)(4) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed the greater of (x) $150,000,000 and (y) 2.0% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease, replacement or improvement or within 270 days thereafter;”

(hh)	Section 4.09(b)(7) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Indebtedness of the Issuer to a Restricted Subsidiary; provided that (i) any such Indebtedness to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes and (ii) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary, or any collateral agent under the Credit Facilities) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);”

(ii)	Section 4.09(b)(8) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary, or any collateral agent under the Credit Facilities) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);”

(jj)	Section 4.09(b)(9) of the Indenture is hereby deleted in its entirety and replaced with the following:

“shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);”

(kk)	The first paragraph of Section 4.09(b)(13) is hereby amended by (1) replacing “clauses (2), (3), (4), (13) and (19)” with “clauses (2), (3), (4), (13), (19) and (24)” and (2) deleting “(including Attributable Debt)” in its entirety.

(ll)	Section 4.09(b)(13)(A) of the Indenture is hereby deleted in its entirety and replaced with the following:

“has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, renewed, defeased, refunded or refinanced; provided that such Refinancing Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness which does not satisfy the requirements of this clause (A) so long as, subject to customary conditions, such Refinancing Indebtedness would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (A),”

(mm)	Section 4.09(b)(14) of the Indenture is hereby amended by replacing “$50,000,000” with “the greater of $125,000,000 and 1.75% of Total Assets”.

(nn)	Section 4.09(b)(19) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(a) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (or other purchase of assets) or that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition, amalgamation, consolidation or merger, either:

(i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test, or

(ii) the Fixed Charge Coverage Ratio for the Issuer is equal to or greater than immediately prior to such acquisition, amalgamation, consolidation or merger;”

(oo)	Section 4.09(b)(20) of the Indenture is hereby amended by replacing (1) “the Subsidiary Guarantors” with “its Restricted Subsidiaries” and (2) “$250,000,000” with “the greater of $300,000,000 and 3.75% of Total Assets”.

(pp)	Section 4.09(b)(22) hereby amended by replacing “; and” with “;”.

(qq)	Section 4.09(b)(23) hereby amended by replacing “.” with “; and”.

(rr)	Section 4.09(b) hereby amended by adding the following new clause after clause (23):

“(24) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof).”

(ss)	Section 4.09(c)(1) is hereby amended by (1) replacing “clauses (1) through (23)” with “clauses (1) through (24)” and (2) deleting “(and, for the avoidance of doubt, the Issuer, in its sole discretion, may reclassify any Attributable Debt incurred pursuant to clause (4) of Section 4.09(b) as incurred pursuant to Section 4.09(a) at any time such incurrence is permitted)” in its entirety.

(tt)	Section 4.10(a)(2)(C) of the Indenture is hereby amended by replacing “$75,000,000 and 3% of Net Tangible Assets” with “$175,000,000 and 2.25% of Total Assets”.

(uu)	Section 4.10(c) of the Indenture is hereby amended by replacing each occurrence of “$25,000,000” with “$125,000,000”.

(vv)	Section 4.11(a) of the Indenture is hereby amended by replacing “$2,000,000” with “$25,000,000”.

(ww)	Section 4.11(a)(2)(A) of the Indenture is hereby amended by replacing “$15,000,000” with “$75,000,000”.

(xx)	Section 4.11(a)(2)(B) of the Indenture is hereby deleted in its entirety and replaced with “[Reserved].”.

(yy)	Section 4.11(b)(4) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(A) the Transaction and the payment of all reasonable fees and expenses related to the Transaction, including Transaction Expenses and (B) the 2012 Transactions and the payment of all reasonable fees and expenses related to the 2012 Transactions, including 2012 Transaction Expenses;”

(zz)	Section 4.11(b)(13) of the Indenture is hereby deleted in its entirety and replaced with the following:

“payments on the Notes (and any exchange notes to be issued in exchange therefor) in accordance with this Indenture, payments on the Senior Exchange Notes (and any exchange notes to be issued in exchange therefor) in accordance with the Senior Exchange Notes Indenture, payments on the 2020 Notes in accordance with the 2020 Notes Indenture and payments in respect of Obligations under the Credit Agreement; provided that such Obligations were acquired by an Affiliate of the Issuer in compliance with this Indenture;”

(aaa)	Section 4.12(C) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Liens securing any Obligations in respect of other Indebtedness of the Issuer or a Guarantor incurred in compliance with Section 4.09 hereof, in the case of this clause (C), so long as the Consolidated Secured Net Leverage Ratio of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Indebtedness secured by such Lien is incurred would have been no more than 3.50 to 1.00.”

(bbb)	Clauses (ii) and (iii) of Section 4.16 of the Indenture are hereby deleted in their entirety and replaced with the following:

“(ii) performance of its obligations under and in connection with the Credit Facilities, this Indenture, the Notes (and any exchange notes to be issued in exchange therefor), the Senior Exchange Notes Indenture, the Senior Exchange Notes (and any exchange notes to be issued in exchange therefor), the 2020 Notes Indenture, the 2020 Notes and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions or the 2012 Transactions,”

(ccc)	Section 4.18 of the Indenture is hereby deleted in its entirety and replaced with “[Reserved].”.

(ddd)	Section 6.01(a)(4) of the Indenture is hereby amended by replacing “$35,000,000” with “$100,000,000”.

(eee)	Section 6.01(a)(5) of the Indenture is hereby amended by replacing “$35,000,000” with “$100,000,000”.

Section 2. Amendments to the Notes. The Notes include certain of the foregoing provisions from the Indenture to be deleted, amended or added pursuant to Section 1 hereof. Effective as of the Operative Time, such provisions from the Notes shall be deemed deleted, amended or added, as applicable.

Section 3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4. Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 11.06 of the Indenture.

Section 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7. Indenture Continues In Force and Effect. Except as specifically amended hereby, the Indenture shall continue in full force and effect, and from and after the date hereof, the Indenture and this Supplemental Indenture shall constitute one instrument.

Section 8. Effect of Headings. The Section headings herein are for convenience only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9. Trustee. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture and it shall not be responsible for any the recitals contained herein.

Section 10. Waiver of Interest By Holders. Each Holder who has validly tendered, or will validly tender, Notes for exchange in the Senior Notes Exchange Offer contemplated by the Offering Circular has agreed, or will agree upon such valid tender, to waive its right to receive payment of all interest that has accrued from September 1, 2012 on such validly tendered Notes.

[Signature pages to follow.]

IN WITNESS WHEREOF, the Issuer, the Guarantors and the Trustee have caused this Supplemental Indenture to be executed in their respective names as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Supplemental Indenture Signature Pages]

IMS HEALTH INCORPORATED
as Issuer

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President and Treasurer

HEALTHCARE TECHNOLOGY INTERMEDIATE HOLDINGS, INC. as Holdings

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President and Treasurer

[Supplemental Indenture Signature Pages]

ARSENAL HOLDING COMPANY
ARSENAL HOLDING (II) COMPANY
DATA NICHE ASSOCIATES, INC.
IMS HEALTH FINANCE, INC.
IMS HEALTH HOLDING CORPORATION
IMS HEALTH INDIA HOLDING CORPORATION
IMS HEALTH INVESTING CORPORATION
IMS HEALTH INVESTMENTS, INC.
IMS HEALTH PURCHASING, INC.
IMS HEALTH TRADING CORPORATION
IMS HOLDING INC.
IMS SERVICES, LLC
IMS TRADING MANAGEMENT, INC.
RX INDIA CORPORATION
TTC ACQUISITION CORPORATION
VALUEMEDICS RESEARCH, LLC as Guarantors

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	President

[Supplemental Indenture Signature Pages]

IMS CONTRACTING & COMPLIANCE, INC.
IMS GOVERNMENT SOLUTIONS, INC.
IMS HEALTH TRANSPORTATION SERVICES CORPORATION
IMS SOFTWARE SERVICES LTD.
MED-VANTAGE, INC.
PHARMETRICS, INC. as Guarantors

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Treasurer

[Supplemental Indenture Signature Pages]

IMS HEALTH LICENSING ASSOCIATES, L.L.C.
as Guarantor

By:	/s/ Maryanne Piorek
Name:	Maryanne Piorek
Title:	Responsible Officer

[Supplemental Indenture Signature Pages]

COORDINATED MANAGEMENT HOLDINGS, L.L.C.
COORDINATED MANAGEMENT SYSTEMS, INC.
MARKET RESEARCH MANAGEMENT, INC.
SPARTAN LEASING CORPORATION as Guarantors

By:	/s/ Margaret F. Cupp
Name:	Margaret F. Cupp
Title:	President

[Supplemental Indenture Signature Pages]

IMS CHINAMETRIK INCORPORATED
as Guarantor

By:	/s/ Margaret F. Cupp
Name:	Margaret F. Cupp
Title:	Vice President

[Supplemental Indenture Signature Pages]

INTERCONTINENTAL MEDICAL STATISTICS INTERNATIONAL, LTD.
as Guarantor

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Secretary

[Supplemental Indenture Signature Pages]

ENTERPRISE ASSOCIATES L.L.C.
as Guarantor

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President

[Supplemental Indenture Signature Pages]

THE TAR HEEL TRADING COMPANY, LLC
as Guarantor

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President and Treasurer

[Supplemental Indenture Signature Pages]